Exhibit 99.2
                                                               Revised 9/97
To Join the Plan:
   (1) Complete this card. Be sure to include your social security or tax identification number and signature.
   (2) Detach card, stamp and mail. Reverse side of card is self-addressed.

                            DYNEX CAPITAL, INC.
               DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                            AUTHORIZATION CARD

    I hereby appoint First Union National Bank (or any successor) ("First Union") as my agent to receive cash dividends that may hereafter become payable to me on shares of Common or Preferred Stock (as defined in the Prospectus) of Dynex Capital, Inc. registered in my name as set forth below, and authorize First Union to apply such dividends, together with any optional cash deposits I may properly make, to the purchase of full shares and fractional interests in shares of the Company's Common Stock.
    I understand that the purchases will be made under the terms and conditions of the Dividend Reinvestment and Stock Purchase Plan as described in the Prospectus and that I may revoke this authorization by notifying First Union, in writing, of my desire to terminate my participation.
    By signing below, I certify under penalty of perjury that: (1) The number shown on this form is my correct taxpayer identification number; and (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.
        Return this card only if you wish to participate in the Plan.

Please indicate your participation below:

Common Stock:
      __Full dividend reinvestment on all shares                  Print
name(s) as shown on stock certificate
      __Partial dividend reinvestment on ______ shares only
      __Optional Cash Deposits only                   Signature(s)

                                                Signature(s)
Series A Preferred Stock:
      __Full dividend reinvestment on all shares
      __Partial dividend reinvestment on ______ shares only       Print PO
Box and/or Street Address
      __Optional Cash Deposits only

                                                Print  City, State,  Zip Code
Series B Preferred Stock:
      __Full dividend reinvestment on all shares
      __Partial dividend reinvestment on ______ shares only       Print your
phone number
      __Optional Cash Deposits only
                                                Date

Series C Preferred Stock:                                   Social Security
Number or Tax ID Number
      __Full dividend reinvestment on all shares __Partial dividend reinvestment on ______ shares only __Optional Cash Deposits only


If your shares are held of record by a broker or nominee, you must make appropriate arrangements with the broker or nominee to participate in the Plan.